Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054

www.svb.com

For release at 1:00 P.M. (Pacific Time)	Contact:
October 22, 2009	Meghan O’Leary
Investor Relations
(408) 654-6364

NASDAQ: SIVB

SVB FINANCIAL GROUP ANNOUNCES 2009 THIRD QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — October 22, 2009 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the third quarter ended September 30, 2009.

Consolidated net income available to common stockholders for the third quarter of 2009 was $20.6 million, or $0.61 per diluted common share, compared to $7.8 million, or $0.24 per diluted common share, for the second quarter of 2009, and $25.9 million, or $0.77 per diluted common share, for the third quarter of 2008.

Highlights of our third quarter 2009 results included:

•

Provision for loan losses of $8.0 million, a decrease of $13.4 million compared to the second quarter of 2009. The decrease was primarily due to: (i) an $11.4 million partial recovery of a single loan that was previously charged off in the first quarter of 2009, (ii) a reduction of required reserves for impaired loans, and (iii) an overall improvement in the credit quality of our loan portfolio.

•

A decrease of $23.8 million and $39.3 million in our allowance for loan losses and nonperforming loans, respectively, primarily due to the finalization of the HRJ Capital (“HRJ”) transaction, as well as the charge-offs of certain other impaired loans from our software and hardware client portfolios.

•

An increase in net interest income (fully taxable equivalent basis) of $5.1 million, primarily due to growth in average investment securities balances of $681.9 million, or 37.2 percent, from purchases of agency-issued collateralized mortgage obligations and U.S. agency securities.

•

A decrease of $9.2 million in noninterest expense, primarily due to lower Federal Deposit Insurance Corporation (“FDIC”) assessments in the third quarter of 2009 compared to the second quarter of 2009.

•

Growth in average deposit balances of $477.8 million, or 5.7 percent, to $8.9 billion, primarily due to the desire among some clients to benefit from the security provided by the FDIC insurance for noninterest-bearing accounts, as well as to the lack of attractive alternative investment opportunities due to the current low interest rate environment.

•	A decrease in average loan balances of $235.5 million, or 4.9 percent, reflecting continued efforts by some clients to de-leverage their businesses.

Consolidated net income available to common stockholders for the nine months ended September 30, 2009 was $16.6 million, or $0.50 per diluted common share, compared to $74.2 million, or $2.17 per diluted common share, for the comparable 2008 period.

“While the economy is still vulnerable, interest rates remain low, and we see many challenges ahead, we are doing the right things to deliver the best possible results, given the current environment,” said Ken Wilcox, president and CEO of SVB Financial Group. “Credit quality is improving overall, and we were able to satisfactorily resolve a number of outstanding credit issues in the third quarter. We are also seeing signs of relative improvement among our client base, including improving technology sales pipelines among our technology clients, and stabilizing portfolio company valuations. It is too early to know whether we are at the beginning of a sustainable market recovery. Until that becomes clearer, we will continue to focus on leveraging our financial and market strength to further enhance our competitive position and our ability to deliver stable credit performance.”

Third Quarter 2009 Summary

	Three months ended					Nine months ended
				% Change from
(Dollars in millions, except share data and ratios)	September 30, 2009	June 30, 2009	September 30, 2008 *	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008 *	% Change
Income Statement:
Diluted earnings per common share (1)	$0.61	$0.24	$0.77	154.2%	(20.8)%	$0.50	$2.17	(77.0)%
Net income attributable to SVBFG (1)	24.2	11.3	25.9	114.2	(6.6)	27.3	74.2	(63.2)
Net income available to common stockholders (1)	20.6	7.8	25.9	164.1	(20.5)	16.6	74.2	(77.6)
Net interest income (1)	96.8	91.7	94.6	5.6	2.3	280.0	272.2	2.9
Provision for loan losses	8.0	21.4	13.7	(62.6)	(41.6)	72.9	29.8	144.6
Noninterest income	34.3	28.3	40.4	21.2	(15.1)	57.0	126.7	(55.0)
Noninterest expense	79.8	89.0	80.4	(10.3)	(0.7)	256.0	251.1	2.0
Non-GAAP net income available to common stockholders (1)(2)	20.6	7.8	25.9	164.1	(20.5)	20.7	78.0	(73.5)
Non-GAAP noninterest income, net of noncontrolling interests (2)	29.2	34.4	39.4	(15.1)	(25.9)	88.6	126.6	(30.0)
Non-GAAP noninterest expense, net of noncontrolling interests (2)	76.9	86.2	77.6	(10.8)	(0.9)	242.8	239.1	1.5
Fully Taxable Equivalent:
Net interest income (1)(3)	$97.4	$92.2	$95.2	5.6%	2.3%	$281.7	$273.9	2.8%
Net interest margin (1)	3.70%	3.71%	5.70%	(0.3)	(35.1)	3.79%	5.85%	(35.2)
Shares Outstanding:
Common	33,202,387	33,142,568	32,735,732	0.2%	1.4%	33,202,387	32,735,732	1.4%
Basic weighted average	33,176,678	32,951,905	32,534,613	0.7	2.0	33,033,179	32,295,612	2.3
Diluted weighted average	33,672,491	33,078,367	33,778,095	1.8	(0.3)	33,247,740	34,255,320	(2.9)
Balance Sheet:
Average total assets (1)	$11,410.6	$10,928.0	$7,547.8	4.4%	51.2%	$10,935.2	$7,153.7	52.9%
Average loans, net of unearned income	4,544.5	4,780.0	4,863.7	(4.9)	(6.6)	4,811.5	4,433.7	8.5
Average interest-earning investment securities	2,514.6	1,832.7	1,396.2	37.2	80.1	1,941.0	1,332.1	45.7
Average noninterest-bearing demand deposits	5,373.5	5,132.8	2,826.3	4.7	90.1	5,050.3	2,852.9	77.0
Average interest-bearing deposits	3,536.9	3,299.7	1,994.0	7.2	77.4	3,376.8	1,782.5	89.4
Average total deposits	8,910.4	8,432.6	4,820.3	5.7	84.9	8,427.2	4,635.4	81.8
Average short-term borrowings	42.1	45.8	544.3	(8.1)	(92.3)	45.0	329.2	(86.3)
Average long-term debt (1)	912.2	945.4	970.8	(3.5)	(6.0)	942.4	984.1	(4.2)
Period-end total assets (1)	12,538.6	11,465.9	8,070.3	9.4	55.4	12,538.6	8,070.3	55.4
Period-end loans, net of unearned income	4,655.8	4,844.3	5,285.1	(3.9)	(11.9)	4,655.8	5,285.1	(11.9)
Period-end investment securities	3,491.3	2,638.4	1,780.0	32.3	96.1	3,491.3	1,780.0	96.1
Period-end noninterest-bearing demand deposits	6,422.9	5,551.2	3,231.3	15.7	98.8	6,422.9	3,231.3	98.8
Period-end interest-bearing deposits	3,632.7	3,443.4	2,201.3	5.5	65.0	3,632.7	2,201.3	65.0
Period-end total deposits	10,055.6	8,994.6	5,432.6	11.8	85.1	10,055.6	5,432.6	85.1
Off-Balance Sheet:
Average total client investment funds	$16,121.5	$16,450.5	$22,036.0	(2.0)%	(26.8)%	$16,757.8	$21,773.0	(23.0)%
Period-end total client investment funds	16,433.8	15,972.8	21,533.8	2.9	(23.7)	16,433.8	21,533.8	(23.7)
Total unfunded credit commitments	4,794.5	4,963.7	5,619.0	(3.4)	(14.7)	4,794.5	5,619.0	(14.7)
Earnings Ratios:
Return on average assets (1)(4)	0.84%	0.42%	1.37%	100.0%	(38.7)%	0.33%	1.38%	(76.1)%
Return on average common SVBFG stockholders’ equity (1)(5)(6)	9.94	3.95	14.37	151.6	(30.8)	2.78	14.25	(80.5)
Asset Quality Ratios:
Allowance for loan losses as a percentage of total gross loans	1.85%	2.26%	1.13%	(18.1)%	63.7%	1.85%	1.13%	63.7%
Gross charge-offs as a percentage of average total gross loans (annualized)	4.03	1.82	0.57	121.4	NM	3.04	0.67	NM
Net charge-offs as a percentage of average total gross loans (annualized)	2.75	1.74	0.51	58.0	NM	2.58	0.50	NM
Other Ratios:
Total risk-based capital ratio	19.24%	18.46%	14.25%	4.2%	35.0%	19.24%	14.25%	35.0%
Operating efficiency ratio (1)(7)	60.61	73.86	59.30	(17.9)	2.2	75.58	62.67	20.6
Period-end loans, net of unearned income, to deposits	46.30	53.86	97.28	(14.0)	(52.4)	46.30	97.28	(52.4)
Average loans, net of unearned income, to deposits	51.00	56.68	100.90	(10.0)	(49.5)	57.09	95.65	(40.3)
Non-GAAP Ratios: (1)(2)
Tangible common equity to tangible assets	6.73%	6.94%	9.06%	(3.0)%	(25.7)%	6.73%	9.06%	(25.7)%
Tangible common equity to risk-weighted assets	11.44	10.54	9.28	8.5	23.3	11.44	9.28	23.3
Non-GAAP return on average assets (8)	0.84	0.42	1.37	100.0	(38.7)	0.38	1.46	(74.0)
Non-GAAP return on average common SVBFG stockholders’ equity (6)(9)	9.94	3.95	14.37	151.6	(30.8)	3.46	14.99	(76.9)
Non-GAAP operating efficiency ratio	60.79	68.05	57.68	(10.7)	5.4	65.56	59.79	9.7
Other Statistics:
Common stock repurchases	$—	$—	$—	—%	—%	$—	$45.6	(100.0)%
Period-end SVB prime lending rate	4.00%	4.00%	5.00%	—	(20.0)	4.00%	5.00%	(20.0)
Average SVB prime lending rate	4.00	4.00	5.00	—	(20.0)	4.00	5.44	(26.5)

NM- Not meaningful

*	Certain amounts have been revised to reflect the correction of immaterial errors associated with previously recognized gains and losses on foreign exchange contracts. Refer to “Changes to Prior Period Balances” section below for more details. Amounts for the three and nine months ended September 30, 2008, have been revised.

(1)	Balances, results and ratios for all periods presented reflect our adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 470-20 (formerly known as Staff Position (“FSP”) Accounting Principles Board Opinion No. 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)) (“FSP APB 14-1”). Refer to “Long-Term Debt” discussion for more details. Amounts for the three and nine months ended September 30, 2008 have been retrospectively adjusted.

(2)	A reconciliation of non-GAAP calculations to GAAP is provided below under the section “Use of Non-GAAP Financial Measures”.

(3)	Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.5 million for the quarter ended September 30, 2009 and $0.6 million for both of the quarters ended June 30, 2009 and September 30, 2008. The taxable equivalent adjustments were $1.7 million for both the nine months ended September 30, 2009 and 2008.

(4)	Ratio represents annualized consolidated net income attributable to SVB Financial Group (“SVBFG”) divided by quarterly average assets and year-to-date average assets.

(5)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly average SVBFG stockholders’ equity (excluding preferred equity) and year-to-date average SVBFG stockholders’ equity (excluding preferred equity).

(6)	Our 2009 adoption of new accounting standards (ASC 810-10-65, formerly known as SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51) (“SFAS No. 160”) required us to reclassify our presentation of noncontrolling interests.

(7)	The operating efficiency ratio is calculated by dividing noninterest expense by total taxable equivalent net interest income plus noninterest income.

(8)	Ratio represents non-GAAP annualized consolidated net income attributable to SVBFG (excluding non-tax deductible goodwill impairment charge of $4.1 million recorded in the first quarter of 2009 and non-tax deductible noninterest expense of $3.9 million related to the conversion premium value of certain of our zero-coupon convertible notes that were converted prior to maturity (“Coco Loss”) recorded in the second quarter of 2008) divided by quarterly average assets and year-to-date average assets.

(9)	Ratio represents non-GAAP annualized consolidated net income available to common stockholders (excluding non-tax deductible goodwill impairment charge of $4.1 million recorded in the first quarter of 2009 and non-tax deductible $3.9 million Coco Loss recorded in the second quarter of 2008) divided by quarterly average SVBFG stockholders’ equity (excluding preferred equity) and year-to-date average SVBFG stockholders’ equity (excluding preferred equity).

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $97.4 million for the third quarter of 2009, compared to $92.2 million for the second quarter of 2009 and $95.2 million for the third quarter of 2008. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate changes from the second to the third quarter of 2009. Changes that are not solely due to either volume or rate are allocated in proportion to the percentage changes in average volume and average rate:

	Q3’09 compared to Q2’09
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$2	$(120)	$(118)
Investment securities	6,355	(1,620)	4,735
Loans	(3,657)	2,458	(1,199)

Increase in interest income, net	2,700	718	3,418

Interest expense:
Deposits	410	(1,214)	(804)
Short-term borrowings	(2)	(2)	(4)
Long-term debt	(103)	(796)	(899)

Increase (decrease) in interest expense, net	305	(2,012)	(1,707)

Increase in net interest income	$2,395	$2,730	$5,125

The change in net interest income, on a fully taxable equivalent basis, from the second to the third quarter of 2009, was primarily attributable to the following:

•

An increase in interest income of $4.7 million from our interest-earning investment securities portfolio, primarily related to the growth in average balances of $681.9 million due to new investments. These investments were primarily for purchases of agency-issued collateralized mortgage obligations and U.S. agency securities, which were purchased with excess cash as a result of our continued growth in deposits.

•

A decrease in interest expense of $0.9 million from our long-term debt, driven by a decrease in interest expense associated with interest rate swap agreements for our 5.70% senior and 6.05% subordinated notes, due to lower London Interbank Offered Rates (“LIBOR”).

•

A decrease in interest expense of $0.8 million from interest-bearing deposits due to our decision to lower certain deposit interest rates in the third quarter of 2009 to reflect current market interest rates.

•

The above increases were partially offset by a decrease in interest income from our loan portfolio of $1.2 million driven principally by a decrease in average loan balances of $235.5 million, partially offset by an increase in recovered interest from previously charged-off loans. Our average prime-lending rate was 4.00 percent for both the second and third quarters of 2009.

Net interest margin, on a fully taxable equivalent basis, was 3.70 percent for the third quarter of 2009, compared to 3.71 percent for the second quarter of 2009 and 5.70 percent for the third quarter of 2008. The nominal decrease from the second to the third quarter of 2009 was primarily a result of a decline in loan balances and an increase in deposits, which were invested in overnight cash with the Federal Reserve earning 25 basis points throughout the third quarter of 2009. The decline was partially offset by new investments in interest-earning securities.

Net interest margin, on a fully taxable equivalent basis, was 3.79 percent for the nine months ended September 30, 2009, compared to 5.85 percent for the comparable 2008 period. While net interest margin declined year-over-year, net interest income, on a fully taxable equivalent basis, increased to $281.7 million for the nine months ended September 30, 2009, compared to $273.9 million for the comparable 2008 period.

On an average basis, for the third quarter of 2009, 71.0 percent, or $3.3 billion, of our outstanding gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in our prime-lending rate or other variable indices. This compares to 71.0 percent, or $3.5 billion, for the second quarter of 2009 and 73.4 percent, or $3.7 billion, for the third quarter of 2008.

Investment Securities

Our investment securities portfolio consists of both a fixed income investment portfolio, which primarily represents interest-earning securities, and a non-marketable securities portfolio, which primarily represents investments managed as part of our funds management business. Total investment securities were $3.5 billion at September 30, 2009, compared to $2.6 billion at June 30, 2009 and $1.8 billion at September 30, 2008. The increase from the second to the third quarter of 2009 was primarily due to purchases of agency-issued collateralized mortgage obligations and U.S. agency securities as part of our overall investment strategy to invest excess cash from our continued growth in deposits.

Average interest-earning investment securities were $2.5 billion for the third quarter of 2009, compared to $1.8 billion for the second quarter of 2009 and $1.4 billion for the third quarter of 2008.

Non-marketable securities were $507.9 million ($211.9 million net of noncontrolling interests) as of September 30, 2009, compared to $478.7 million ($193.6 million net of noncontrolling interests) as of June 30, 2009. The increase from the second to the third quarter of 2009 was primarily attributable to additional capital calls for fund investments in the third quarter of 2009. Reconciliations of our non-GAAP non-marketable securities, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Loans

Average loans, net of unearned income, were $4.5 billion for the third quarter of 2009, compared to $4.8 billion for the second quarter of 2009 and $4.9 billion for the third quarter of 2008. The decrease in average loan balances from the second to the third quarter of 2009 came primarily from decreases in loans to software and hardware clients, reflecting continued efforts by some clients to de-leverage their businesses. Period-end loans, net of unearned income, were $4.7 billion at September 30, 2009, compared to $4.8 billion at June 30, 2009 and $5.3 billion at September 30, 2008.

Our nonaccrual loans totaled $72.2 million at September 30, 2009, compared to $111.4 million at June 30, 2009 and $9.1 million at September 30, 2008. The allowance for loan losses related to nonaccrual loans was $23.4 million, $44.6 million and $5.9 million at September 30, 2009, June 30, 2009 and September 30, 2008, respectively. The decrease in nonaccrual loans and related allowance for loan losses from the second to the third quarter of 2009 came primarily from the finalization of the HRJ transaction as well as the charge-offs of other impaired loans from our software and hardware client portfolios.

The following table provides a summary of our concentration of clients with loans individually greater than $20 million by industry sector at September 30, 2009, June 30, 2009 and September 30, 2008:

	Loans individually greater than $20 million at
(Dollars in thousands, except ratios and client data)	September 30, 2009	June 30, 2009	September 30, 2008
Technology	$458,901	$529,534	$531,897
Private Equity	272,920	247,702	531,630
Life Sciences	45,717	25,376	60,039
Private Client Services	69,652	99,407	99,774
Premium Wineries	20,307	—	—
All other sectors	21,000	21,000	72,937

Total	$888,497	$923,019	$1,296,277

Loans individually greater than $20 million as a percentage of total gross loans	18.9%	18.9%	24.4%
Total clients with loans individually greater than $20 million	28	28	40
Loans individually greater than $20 million on nonaccrual status	$20,022	$68,029	$—
Loans individually greater than $20 million on nonaccrual status as a percentage of total loans greater than $20 million	2.3%	7.4%	—%

The decrease in loans individually greater than $20 million from June 30, 2009 to September 30, 2009 was primarily due to clients using cash on their balance sheet to de-leverage their businesses.

The decrease in loans individually greater than $20 million on nonaccrual status from June 30, 2009 to September 30, 2009 was primarily due to the finalization of the HRJ transaction.

Deposits

Average deposits were $8.9 billion for the third quarter of 2009, compared to $8.4 billion for the second quarter of 2009 and $4.8 billion for the third quarter of 2008. The increase in average deposit balances from the second to the third quarter of 2009 came primarily from our noninterest-bearing demand deposits, which grew by $240.6 million to $5.4 billion, and our sweep deposits, which grew by $148.8 million to $1.9 billion.

Growth in average balances of noninterest-bearing deposits in the third quarter of 2009 was primarily due to the desire among some clients to benefit from the security provided by the FDIC insurance for noninterest-bearing accounts, as well as to the lack of attractive alternative investment opportunities due to the current low interest rate environment. Growth in average balances of our sweep deposits in the third quarter of 2009 was primarily due to increases in balances from our corporate technology clients.

Period-end deposits were $10.1 billion at September 30, 2009, compared to $9.0 billion at June 30, 2009 and $5.4 billion at September 30, 2008. The increase at September 30, 2009 compared to June 30, 2009 was primarily driven by a large deposit of approximately $0.9 billion related to client capital calls for investments on the last day of the third quarter of 2009, which was subsequently withdrawn.

Long-Term Debt

Effective January 1, 2009, we adopted the FASB guidance on debt with conversion options (ASC 470-20, formerly known as FSP APB 14-1), which required a change in the accounting treatment for our convertible debt instruments. The standard requires that the proceeds from the issuance of convertible debt instruments be allocated between a liability and an equity component in a manner that reflects the entity’s non-convertible debt borrowing rate when interest expense is recognized in subsequent periods. The resulting debt discount is amortized over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. Historical financial statements for 2007 and 2008 are required to be adjusted retrospectively to conform to the standard’s new accounting treatment for both our zero-coupon convertible subordinated notes, which matured on June 15, 2008 and our 3.875% convertible senior notes due April 15, 2011.

As a result of adopting these requirements, our net income available to common stockholders for both the second and third quarters of 2009 decreased by $0.3 million. Details of certain prior period revised items related to the adoption of this guidance are provided below under the section “Changes to Prior Period Balances.”

Noninterest Income

Noninterest income was $34.3 million for the third quarter of 2009, compared to $28.3 million for the second quarter of 2009 and $40.4 million for the third quarter of 2008.

The increase in noninterest income from the second to the third quarter of 2009 was primarily driven by the following factors:

•

Net gains on investment securities of $3.9 million for the third quarter of 2009, compared to net losses of $6.8 million for the second quarter of 2009 and net losses of $0.9 million for the third quarter of 2008. The net gains of $3.9 million in the third quarter of 2009 were primarily due to realized gains of $3.1 million from distributions made to our managed funds of funds and unrealized gains of $2.9 million from our managed co-investment funds as a result of higher valuations. These gains were partially offset by impairment losses of $2.2 million primarily from our private equity fund investments, due principally to sustained valuation decreases in underlying portfolio companies. The following table provides a summary of net gains (losses) on investment securities for the three months ended September 30, 2009 and June 30, 2009:

	Three months ended
	September 30, 2009					June 30, 2009
(Dollars in thousands)	Managed Co- Investment Funds	Managed Funds Of Funds	Debt Funds	Other	Total	Total
Unrealized gains (losses)	$2,896	$(366)	$85	$—	$2,615	$(7,362)
Realized (losses) gains	(342)	3,146	657	(2,171)	1,290	612

Total gains (losses) on investment securities, net	$2,554	$2,780	$742	$(2,171)	$3,905	$(6,750)

Less: income (losses) attributable to noncontrolling interests, including carried interest	2,328	2,511	41	—	4,880	(6,933)

Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$226	$269	$701	$(2,171)	$(975)	$183

As of September 30, 2009, we held investments, either directly or through seven of our managed investment funds, in 437 venture capital and private equity funds, 76 companies and five debt funds.

•

Net losses on derivative instruments of $1.1 million for the third quarter of 2009, compared to net losses of $2.8 million for the second quarter of 2009 and net gains of $6.5 million for the third quarter of 2008. The following table provides a summary of our net (losses) gains on derivative instruments:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Gains (losses) on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net	$360	$448	$561	$1,304	$1,767
(Losses) gains on internal foreign exchange forward contracts, net (1)	(128)	(4,479)	4,452	(2,664)	1,985

Total gains (losses) on foreign exchange forward contracts, net	232	(4,031)	5,013	(1,360)	3,752
Change in fair value of interest rate swap	—	—	(10)	(170)	376
Gains on covered call options (2)	—	—	24	—	402
Net (losses) gains on equity warrant assets	(1,322)	1,184	1,445	(593)	8,949

Total (losses) gains on derivative instruments, net	$(1,090)	$(2,847)	$6,472	$(2,123)	$13,479

(1)	Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded on the line item “Other” as part of noninterest income, a component of consolidated net income (loss).

(2)	Represents net gains on covered call options by one of our consolidated sponsored debt funds.

The decrease in net (losses) gains on derivative instruments from the second to the third quarter of 2009 was primarily driven by the following factors:

•

Net losses of $0.1 million from foreign exchange forward contracts hedging our foreign currency denominated loans in the third quarter of 2009, compared to net losses of $4.5 million in the second quarter of 2009. These losses were offset by comparable net gains included in other noninterest income.

•

Net losses on equity warrant assets of $1.3 million in the third quarter of 2009, compared to net gains of $1.2 million in the second quarter of 2009. The net losses on equity warrant assets of $1.3 million was driven by $1.2 million from warrant terminations, net losses of $0.5 million from the exercise of certain warrant positions and $0.4 million from valuation decreases in our private warrant portfolio. These losses were partially offset by gains of $0.8 million from share price increases of certain investments in our public company warrant portfolio.

•

A decrease in other noninterest income of $6.6 million, mainly driven by net gains of $0.2 million from revaluation of our foreign currency denominated loans and non-marketable investment securities for the third quarter of 2009, compared to net gains of $5.7 million for the second quarter of 2009. The net gains of $0.2 million for the third quarter of 2009 were primarily due to revaluation gains from one of our private equity fund investments.

Non-GAAP noninterest income, net of noncontrolling interests, was $29.2 million for the third quarter of 2009, compared to $34.4 million for the second quarter of 2009 and $39.4 million for the third quarter of 2008. Reconciliations of our non-GAAP noninterest income and non-GAAP net gains (losses) on investment securities, both of which exclude amounts attributable to noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Noninterest Expense

Noninterest expense was $79.8 million for the third quarter of 2009, compared to $89.0 million for the second quarter of 2009 and $80.4 million for the third quarter of 2008.

The following table provides a summary of certain noninterest expense items:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Compensation and benefits:
Salaries and wages	$26,100	$26,874	$25,480	$81,936	$76,042
Incentive Compensation Plan	6,732	5,520	10,320	17,291	33,180
Employee Stock Ownership Plan	—	—	1,192	—	4,605
Other employee benefits	12,983	14,553	12,606	41,815	39,611

Total compensation and benefits	45,815	46,947	49,598	141,042	153,438
FDIC assessments	2,589	8,589	671	13,853	1,807
Impairment of goodwill	—	—	—	4,092	—
Provision for (reduction of) unfunded credit commitments	65	(1,147)	(990)	(3,366)	(355)
Other (1)	31,338	34,623	31,152	100,338	96,167

Total noninterest expense	$79,807	$89,012	$80,431	$255,959	$251,057

Full-time equivalent employees	1,259	1,260	1,237	1,259	1,237

(1)	Other noninterest expense includes professional services, premises and equipment, net occupancy, business development and travel, correspondent bank fees, and other noninterest expenses. For further details of noninterest expense items, please refer to “Interim Consolidated Statements of Income”.

The decrease in noninterest expense from the second to the third quarter of 2009 was primarily attributable to the following:

•

A decrease of $6.0 million in FDIC assessments primarily attributable to a $5.0 million special assessment recorded in the second quarter of 2009, mandated for all banks by the FDIC, as well as from a decrease in fees from lower assessment rates calculated by the FDIC in the third quarter of 2009.

•	A decrease of $3.3 million in other noninterest expense.

•

A provision for unfunded credit commitments of $0.1 million for the third quarter of 2009, compared to a (reduction of) provision of $1.1 million for the second quarter of 2009. Total unfunded credit commitments were $4.8 billion as of September 30, 2009, compared to $5.0 billion at June 30, 2009.

Non-GAAP noninterest expense, net of noncontrolling interests, was $76.9 million for the third quarter of 2009, compared to $86.2 million for the second quarter of 2009 and $77.6 million for the third quarter of 2008. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Income Tax Expense

Effective January 1, 2009, we adopted new accounting standards (ASC 810-10-65, formerly known as SFAS No. 160), which requires us to clearly identify and distinguish between the interests of the Company and the interests of the noncontrolling owners by presenting noncontrolling interests after net income (loss) in our interim consolidated statements of income. As a result, our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and the net (income) loss attributable to noncontrolling interests.

Our effective tax rate was 41.1 percent for the third quarter of 2009, compared to 38.8 percent for the second quarter of 2009 and 39.2 percent for the third quarter of 2008. The increase in the tax rate from the second to the third quarter of 2009 was primarily attributable to the lower tax impact of tax advantaged investments on our overall pre-tax income as well as the tax impact of higher non-deductible officers’ compensation expense on overall pre-tax income.

Our effective tax rate was 44.2 percent for nine months ended September 30, 2009, compared to 40.9 percent for the comparable 2008 period. The increase in the tax rate was primarily attributable to the tax impact of the $4.1 million non-tax deductible goodwill impairment associated with eProsper in the first quarter of 2009 as well as the tax impact of higher non-deductible officers’ compensation expense on overall pre-tax income.

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended			Nine months ended
(Dollars in thousands, except ratios)	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Allowance for loan losses, beginning balance	$110,473	$110,010	$52,888	$107,396	$47,293
Provision for loan losses	8,030	21,393	13,682	72,889	29,756
Gross loan charge-offs	(46,553)	(21,898)	(7,000)	(110,464)	(22,306)
Loan recoveries	14,763	968	720	16,892	5,547

Allowance for loan losses, ending balance	$86,713	$110,473	$60,290	$86,713	$60,290

Provision as a percentage of total gross loans (annualized)	0.68%	1.76%	1.02%	2.08%	0.75%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	4.03	1.82	0.57	3.04	0.67
Net loan charge-offs as a percentage of average total gross loans (annualized)	2.75	1.74	0.51	2.58	0.50
Allowance for loan losses as a percentage of total gross loans	1.85	2.26	1.13	1.85	1.13
Total gross loans at period-end	$4,692,498	$4,886,040	$5,323,323	$4,692,498	$5,323,323
Average total gross loans	4,583,320	4,820,855	4,897,996	4,852,543	4,464,716

Our provision for loan losses was $8.0 million for the third quarter of 2009, a decrease of $13.4 million from the second quarter of 2009. Our provision for loan losses of $8.0 million for the third quarter of 2009 is detailed as follows:

•

Gross loan charge-offs of $46.6 million, primarily from our software, venture capital/private equity and hardware client portfolios. Gross loan charge-offs included $27.4 million of loans that were previously included as nonperforming loans, with specific reserves of $34.9 million. These charge-offs were the primary driver for the $39.3 million decrease in our nonperforming loans from the second to the third quarter of 2009.

•

Loan recoveries of $14.8 million, primarily due to a partial recovery of $11.4 million from a loan within our hardware industry portfolio that was charged-off in the first quarter of 2009. The remaining recoveries of $3.4 million were primarily from our life sciences and software client portfolios.

•

Our net loan charge-offs of $31.8 million, as a percentage of average total gross loans (annualized) was 2.75 percent for the third quarter of 2009, compared to our allowance for loan losses as a percentage of total gross loans (annualized) of 1.85 percent for the third quarter of 2009. Net loan charge-offs of 2.75 percent for the third quarter of 2009 included the finalization of the HRJ transaction and the charge-offs of certain other impaired loans.

As shown in the table below, we believe our allowance for loan losses of 1.85 percent is indicative of ongoing levels of future charge-offs.

	Period end balances at
(Dollars in thousands, except ratios)	September 30, 2009	June 30, 2009	September 30, 2008
Allowance for loan losses as a percentage of total gross loans	1.85%	2.26%	1.13%
Allowance for loan losses for performing loans as a percentage of performing loans	1.37	1.38	1.02
Allowance for loan losses for nonperforming loans as a percentage of nonperforming loans	32.36	40.05	63.31
Allowance for loan losses	$86,713	$110,473	$60,290
Allowance for loan losses for performing loans	63,357	65,829	54,347
Allowance for loan losses for nonperforming loans	23,356	44,644	5,943
Total performing loans	4,620,325	4,774,579	5,313,936
Total nonperforming loans	72,173	111,461	9,387

In July 2009, an independent asset management firm announced that it had closed its transaction with HRJ to assume the management of HRJ’s private equity and real estate funds of funds. The finalization of this transaction in the third quarter of 2009 had a favorable impact on our overall allowance for loan losses.

Noncontrolling Interests

Net income attributable to noncontrolling interests was $2.2 million for the third quarter of 2009, compared to a net loss of $9.0 million for the second quarter of 2009 and a net loss of $1.7 million for the third quarter of 2008. Net income attributable to noncontrolling interests of $2.2 million for the third quarter of 2009 was primarily a result of the following:

•

Gains on investment securities (including carried interest) attributable to noncontrolling interests of $4.9 million, stemming mainly from gains of $2.5 million from our managed funds of funds and $2.3 million from our managed co-investment funds.

•	Noninterest expense of $2.9 million, principally related to management fees paid by the noncontrolling interests to the general partner entities managed by SVB Capital.

Capital

Net income available to common stockholders was reduced by $3.6 million and $3.5 million for the third and second quarters of 2009, respectively, related to dividends and discount amortization in connection with our preferred stock issued under the Capital Purchase Program (“CPP”) on December 12, 2008.

Accumulated other comprehensive income increased by $21.0 million to $25.5 million as of September 30, 2009, compared to $4.5 million as of June 30, 2009, primarily due to favorable increases in the fair value of our fixed income investment portfolio due to declining long-term interest rates and improvements in market liquidity.

Additional paid-in-capital increased by $5.9 million to $92.4 million as of September 30, 2009, compared to $86.5 million as of June 30, 2009, primarily due to stock option exercises and share-based compensation expenses in the third quarter of 2009.

Outlook for the Year Ending December 31, 2009

Our outlook for the year ending December 31, 2009 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results, except for net loan charge-offs which is specific to the fourth quarter of 2009, of our significant forecasted activities. In general, we do not provide our outlook for selected items where the timing or financial impact are particularly uncertain, or for certain potential unusual or one-time items; however in light of the current uncertain economic environment, we have provided directional guidance on two such elements, specifically net (losses) gains on equity warrant assets and net (losses) gains on investment securities, net of noncontrolling interests. The outlook observations presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties which are discussed below under the caption “Forward-Looking Statements”.

For the year ending December 31, 2009, compared to our 2008 results, we currently expect the following outlook:

	Current outlook compared to 2008 results as of October 22, 2009	Change in outlook compared to outlook reported as of July 23, 2009

Average loan balances	Increase at a percentage rate in the low single digits	Outlook decreased from mid single digits, due to overall market conditions

Average deposit balances	Increase at a percentage rate in the seventies	Outlook increased from previous outlook from the sixties, due to overall market conditions

Net interest margin	Between 3.7% to 4.0%	No change from previous outlook

Allowance for loan losses as a percentage of gross loans	Approximately 1.85% of total gross loans including existing specific reserves for impaired loans	Outlook improved due to resolution of certain impaired loans and general improvement in overall credit quality portfolio

Net loan charge-offs	For the fourth quarter of 2009, net loan charge-offs are expected to be in the range of 1.40% to 1.45% of average total gross loans, excluding any potential net charge-offs related to impaired loans	No change from previous outlook

Ratio of non-performing loans and assets	Lower compared to 2008 levels	Outlook improved due to resolution of certain impaired loans

Fees for deposit services, letters of credit and foreign exchange, in aggregate	Decrease at a percentage rate in the low single digits	No change from previous outlook

Client investment fees	Decline significantly to approximately one-half of 2008 levels	No change from previous outlook

Net (losses) gains on equity warrant assets	No net gains expected	No change from previous outlook

Net (losses) gains on investment securities, net of noncontrolling interests*	Comparable to 2008 levels	Outlook improved due to overall market conditions

Noninterest expense* (excluding expenses related to goodwill impairment and noncontrolling interests)	Increase at a percentage rate in the low double digits range	Outlook improved from mid teens, due to lower compensation and benefits

*	non-GAAP

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, including in the section “Outlook for the Year Ending December 31, 2009” above, we make forward-looking statements discussing management’s expectations about economic conditions, opportunities in the market, our financial, credit and business performance and financial results (and the components of such results) for the year 2009.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the year 2009 and other forward-looking statements herein to change include, among others, the following: (i) accounting changes, as required by U.S. generally accepted accounting principles, (ii) deterioration, weaker than expected improvement, or other changes in the state of the economy or the markets in which we conduct business or are served by us, (iii) changes in credit quality of our loan portfolio, (iv) changes in interest rates or market levels or factors affecting them, (v) changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets, (vi) variations from our expectations as to factors impacting our cost structure, and (vii) errors in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On October 22, 2009, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the third quarter ended September 30, 2009. The conference call can be accessed by dialing (877) 663-9523 or (404) 665-9482, and referencing the conference ID “35591747”. A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, October 22, 2009, through midnight on Tuesday, October 27 2009, by dialing (800) 642-1687 or (706) 645-9291 and referencing conference ID number “35591747”. A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, October 22, 2009.

About SVB Financial Group

For over 25 years, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, venture capital/private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services, SVB Financial Group provides clients with commercial, investment, international and private banking services. The Company also offers funds management, broker-dealer services and asset management, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, California, SVB Financial Group operates through 27 offices in the U.S. and international operations in China, India, Israel and the United Kingdom. More information on the Company can be found at www.svb.com. (SIVB-F)

Banking services are provided by Silicon Valley Bank, the California bank subsidiary and commercial banking operation of SVB Financial Group, and a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended			Nine months ended
(Dollars in thousands, except share data)	September 30, 2009	June 30, 2009	September 30, 2008 *	September 30, 2009	September 30, 2008 *
Interest income:
Loans	$83,049	$84,248	$94,256	$255,548	$268,530
Investment securities:
Taxable	21,562	16,794	15,321	53,207	43,677
Non-taxable	1,008	1,029	1,106	3,098	3,121
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	2,367	2,485	2,712	7,228	10,513

Total interest income	107,986	104,556	113,395	319,081	325,841

Interest expense:
Deposits	4,801	5,605	6,267	17,253	16,908
Borrowings (1)	6,367	7,270	12,517	21,818	36,748

Total interest expense	11,168	12,875	18,784	39,071	53,656

Net interest income	96,818	91,681	94,611	280,010	272,185
Provision for loan losses	8,030	21,393	13,682	72,889	29,756

Net interest income after provision for loan losses	88,788	70,288	80,929	207,121	242,429

Noninterest income:
Foreign exchange fees	7,491	7,617	8,641	22,574	24,446
Deposit service charges	6,906	6,590	6,129	20,319	18,076
Client investment fees	5,527	5,580	13,636	17,355	41,006
Letters of credit and standby letters of credit income	3,019	2,329	3,050	8,240	9,138
Credit card fees	2,300	2,957	1,473	6,696	4,675
Corporate finance fees	—	—	—	—	3,640
(Losses) gains on derivative instruments, net	(1,090)	(2,847)	6,472	(2,123)	13,479
Gains (losses) on investment securities, net	3,905	(6,750)	(876)	(37,890)	(4,949)
Other	6,249	12,799	1,913	21,830	17,194

Total noninterest income	34,307	28,275	40,438	57,001	126,705

Noninterest expense:
Compensation and benefits	45,815	46,947	49,598	141,042	153,438
Professional services	12,109	11,263	9,623	35,452	27,556
Premises and equipment	5,892	5,694	5,781	16,993	16,424
FDIC assessments	2,589	8,589	671	13,853	1,807
Net occupancy	4,198	4,843	4,135	13,346	12,825
Business development and travel	2,902	3,403	3,389	9,578	10,575
Correspondent bank fees	2,118	1,963	1,689	5,994	5,011
Impairment of goodwill	—	—	—	4,092	—
Loss from cash settlement of conversion premium of zero-coupon convertible subordinated notes	—	—	—	—	3,858
Provision for (reduction of) unfunded credit commitments	65	(1,147)	(990)	(3,366)	(355)
Other	4,119	7,457	6,535	18,975	19,918

Total noninterest expense	79,807	89,012	80,431	255,959	251,057

Income before income tax expense	43,288	9,551	40,936	8,163	118,077
Income tax expense (1)	16,879	7,174	16,711	21,605	51,350

Net income (loss) before noncontrolling interests	26,409	2,377	24,225	(13,442)	66,727
Net (income) loss attributable to noncontrolling interests (2)	(2,246)	8,961	1,693	40,708	7,445

Net income attributable to SVBFG (1)(2)	$24,163	$11,338	$25,918	$27,266	$74,172

Preferred stock dividend and discount accretion	(3,555)	(3,545)	—	(10,636)	—

Net income available to common stockholders (1)	$20,608	$7,793	$25,918	$16,630	$74,172

Earnings per common share — basic (1)	$0.62	$0.24	$0.80	$0.50	$2.30
Earnings per common share — diluted (1)	$0.61	$0.24	$0.77	$0.50	$2.17
Weighted average common shares outstanding — basic	33,176,678	32,951,905	32,534,613	33,033,179	32,295,612
Weighted average common shares outstanding — diluted	33,672,491	33,078,367	33,778,095	33,247,740	34,255,320

*	Certain amounts have been revised to reflect the correction of immaterial errors associated with previously recognized gains and losses on foreign exchange contracts, which is included under other noninterest income. Refer to “Changes to Prior Period Balances” section below for more details. Amounts for the three and nine months ended September 30, 2008 have been revised.

(1)	Balances for all periods presented reflect our adoption of ASC 470-20 (formerly known as FSP APB 14-1). Refer to “Long-Term Debt” discussion for more details. Amounts for the three and nine months ended September 30, 2008 have been retrospectively adjusted.

(2)	Our 2009 adoption of new accounting standards (ASC 810-10-65, formerly known as SFAS No. 160) required us to reclassify our income statement presentation for noncontrolling interests.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except par value, share data and ratios)	September 30, 2009	June 30, 2009	September 30, 2008 *
Assets:
Cash and due from banks	$4,062,298	$3,430,835	$459,517
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	48,530	278,535	290,996
Investment securities	3,491,281	2,638,380	1,779,978
Loans, net of unearned income	4,655,817	4,844,253	5,285,101
Allowance for loan losses	(86,713)	(110,473)	(60,290)

Net loans	4,569,104	4,733,780	5,224,811

Premises and equipment, net of accumulated depreciation and amortization	30,722	30,196	32,344
Goodwill	—	—	4,092
Accrued interest receivable and other assets	336,668	354,161	278,577

Total assets (1)	$12,538,603	$11,465,887	$8,070,315

Liabilities and total equity:
Liabilities:
Deposits:
Noninterest-bearing demand	$6,422,937	$5,551,226	$3,231,281
Negotiable order of withdrawal (NOW)	39,818	31,719	57,231
Money market	1,198,611	1,178,716	1,334,393
Money market deposits in foreign offices	64,701	29,832	—
Time	333,870	356,781	387,236
Sweep	1,995,695	1,846,309	422,468

Total deposits	10,055,632	8,994,583	5,432,609

Short-term borrowings	52,285	31,340	425,000
Other liabilities	171,166	205,113	175,740
Long-term debt (1)	866,748	909,641	976,189

Total liabilities	11,145,831	10,140,677	7,009,538

SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Preferred stock, Series B Fixed Rate Cumulative Perpetual Preferred Stock, $1,000 liquidation value per share, 235,000 shares authorized; 235,000 shares issued and outstanding, net of discount	223,009	222,391	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 33,202,387 shares, 33,142,568 shares and 32,735,732 shares outstanding, respectively	33	33	33
Additional paid-in capital (1)	92,367	86,478	44,359
Retained earnings (1)	726,455	705,847	710,321
Accumulated other comprehensive income (loss)	25,513	4,470	(18,934)

Total SVBFG stockholders’ equity (2)	1,067,377	1,019,219	735,779
Noncontrolling interests (2)	325,395	305,991	324,998

Total equity (2)	1,392,772	1,325,210	1,060,777

Total liabilities and total equity	$12,538,603	$11,465,887	$8,070,315

Capital Ratios:
Total risk-based capital ratio	19.24%	18.46%	14.25%
Tier 1 risk-based capital ratio	14.60	13.89	9.94
Tier 1 leverage ratio	9.71	9.88	10.80
Tangible common equity to tangible assets ratio (3)	6.73	6.94	9.06
Tangible common equity to risk-weighted assets ratio	11.44	10.54	9.28
Other Period-End Statistics:
Loans, net of unearned income-to-deposits ratio	46.30%	53.86%	97.28%
Book value per common share (4)	$25.43	$24.04	$22.48
Full-time equivalent employees	1,259	1,260	1,237

*	Certain amounts have been revised to reflect the correction of immaterial errors associated with previously recognized gains and losses on foreign exchange contracts. Refer to “Changes to Prior Period Balances” section below for more details. Amounts for September 30, 2008 have been revised.

(1)	Balances for all periods presented reflect our adoption of ASC 470-20 (formerly known as FSP APB 14-1). Refer to “Long-Term Debt” discussion for more details. Balances as of September 30, 2008 have been retrospectively adjusted.

(2)	Our 2009 adoption of new accounting standards (ASC 810-10-65, formerly known as SFAS No. 160) required us to reclassify our balance sheet presentation for noncontrolling interests.

(3)	Tangible common equity consists of SVBFG stockholders’ equity (excluding preferred equity) less acquired intangibles and goodwill. Tangible assets represent total assets less acquired intangibles and goodwill.

(4)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity (excluding preferred equity) by total outstanding common shares.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Three months ended
	September 30, 2009			June 30, 2009			September 30, 2008 *
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$3,370,898	$2,367	0.28%	$3,369,317	$2,485	0.30%	$383,009	$2,712	2.82%
Investment securities: (2)
Taxable	2,412,432	21,562	3.55	1,729,648	16,794	3.89	1,288,039	15,321	4.73
Non-taxable (3)	102,142	1,550	6.02	103,017	1,583	6.16	108,115	1,701	6.26
Total loans, net of unearned income (4)	4,544,510	83,049	7.25	4,779,966	84,248	7.07	4,863,706	94,256	7.71

Total interest-earning assets	10,429,982	108,528	4.12	9,981,948	105,110	4.23	6,642,869	113,990	6.82

Cash and due from banks	205,084			198,361			241,536
Allowance for loan losses	(114,364)			(112,647)			(55,998)
Goodwill	—			—			4,092
Other assets (5)	889,924			860,304			715,326

Total assets (6)	$11,410,626			$10,927,966			$7,547,825

Funding sources:
Interest-bearing liabilities:
NOW deposits	$35,092	$34	0.38%	$40,775	$37	0.36%	$42,538	$53	0.50%
Regular money market deposits	122,809	145	0.47	152,894	175	0.46	139,210	530	1.51
Bonus money market deposits	1,035,822	1,208	0.46	908,884	1,300	0.57	1,027,018	3,089	1.20
Money market deposits in foreign offices	68,589	90	0.52	49,181	78	0.64	—	—	—
Time deposits	346,714	568	0.65	368,856	621	0.68	395,970	898	0.90
Sweep deposits	1,927,910	2,756	0.57	1,779,158	3,394	0.77	389,231	1,697	1.73

Total interest-bearing deposits	3,536,936	4,801	0.54	3,299,748	5,605	0.68	1,993,967	6,267	1.25
Short-term borrowings	42,134	16	0.15	45,846	20	0.17	544,301	3,042	2.22
3.875% convertible senior notes (6)	246,065	3,512	5.66	245,522	3,506	5.73	243,976	3,490	5.69
Junior subordinated debentures	55,956	893	6.33	55,938	893	6.40	52,502	514	3.89
Senior and subordinated notes	552,171	1,767	1.27	562,990	2,575	1.83	522,302	4,381	3.34
Other long-term debt	58,033	179	1.22	80,945	276	1.37	151,998	1,090	2.85

Total interest-bearing liabilities	4,491,295	11,168	0.99	4,290,989	12,875	1.20	3,509,046	18,784	2.13
Portion of noninterest-bearing funding sources	5,938,687			5,690,959			3,133,823

Total funding sources	10,429,982	11,168	0.42	9,981,948	12,875	0.52	6,642,869	18,784	1.12

Noninterest-bearing funding sources:
Demand deposits	5,373,486			5,132,849			2,826,289
Other liabilities	183,781			181,421			194,426
SVBFG stockholders’ equity (6)	1,045,340			1,014,192			717,759
Noncontrolling interests (7)	316,724			308,515			300,305
Portion used to fund interest-earning assets	(5,938,687)			(5,690,959)			(3,133,823)

Total liabilities and total equity	$11,410,626			$10,927,966			$7,547,825

Net interest income and margin (6)		$97,360	3.70%		$92,235	3.71%		$95,206	5.70%

Total deposits	$8,910,422			$8,432,597			$4,820,256

Average SVBFG stockholders’ equity as a percentage of average assets			9.16%			9.28%			9.51%

Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(542)			(554)			(595)

Net interest income, as reported		$96,818			$91,681			$94,611

*	Certain amounts have been revised to reflect the correction of immaterial errors associated with previously recognized gains and losses on foreign exchange contracts, which is included under other noninterest income. Refer to “Changes to Prior Period Balances” section below for more details. Amounts for the three months ended September 30, 2008 have been revised.

(1)	Includes average interest-bearing deposits in other financial institutions of $182.7 million, $174.2 million and $90.0 million for the quarters ended September 30, 2009, June 30, 2009, and September 30, 2008, respectively. For each of the quarters ended September 30, 2009 and June 30, 2009, balance also includes $3.1 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Average investment securities of $505.3 million, $470.4 million and $388.2 million for the quarters ended September 30, 2009, June 30, 2009, and September 30, 2008, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

(6)	Balances for all periods presented reflect our adoption of ASC 470-20 (formerly known as FSP APB 14-1). Refer to “Long-Term Debt” discussion for more details. Amounts for the quarter ended September 30, 2008 have been retrospectively adjusted.

(7)	Our 2009 adoption of new accounting standards (ASC 810-10-65, formerly known as SFAS No. 160) required us to reclassify our presentation of noncontrolling interests.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Nine months ended
	September 30, 2009			September 30, 2008 *
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$3,190,730	$7,228	0.30%	$484,892	$10,513	2.90%
Investment securities: (2)
Taxable	1,837,141	53,207	3.87	1,231,948	43,677	4.74
Non-taxable (3)	103,839	4,766	6.14	100,184	4,801	6.40
Total loans, net of unearned income (4)	4,811,481	255,548	7.10	4,433,731	268,530	8.09

Total interest-earning assets	9,943,191	320,749	4.31	6,250,755	327,521	7.00

Cash and due from banks	241,150			254,856
Allowance for loan losses	(112,857)			(52,363)
Goodwill	1,334			4,092
Other assets (5)	862,354			696,373

Total assets (6)	$10,935,172			$7,153,713

Funding sources:
Interest-bearing liabilities:
NOW deposits	$42,653	$120	0.38%	$43,888	$161	0.49%
Regular money market deposits	151,394	625	0.55	142,787	1,487	1.39
Bonus money market deposits	977,096	4,246	0.58	934,253	8,791	1.26
Money market deposits in foreign offices	60,767	342	0.75	—	—	—
Time deposits	364,024	1,919	0.70	375,914	2,584	0.92
Sweep deposits	1,780,912	10,001	0.75	285,681	3,885	1.82

Total interest-bearing deposits	3,376,846	17,253	0.68	1,782,523	16,908	1.27
Short-term borrowings	44,990	57	0.17	329,198	5,957	2.42
Zero-coupon convertible subordinated notes (6)	—	—	—	93,475	2,418	3.46
3.875% convertible senior notes (6)	245,463	10,523	5.73	156,822	6,639	5.65
Junior subordinated debentures	55,939	2,572	6.15	52,853	1,779	4.50
Senior and subordinated notes	561,064	7,749	1.85	528,565	16,109	4.07
Other long-term debt	79,924	917	1.53	152,339	3,846	3.37

Total interest-bearing liabilities	4,364,226	39,071	1.20	3,095,775	53,656	2.32
Portion of noninterest-bearing funding sources	5,578,965			3,154,980

Total funding sources	9,943,191	39,071	0.52	6,250,755	53,656	1.15

Noninterest-bearing funding sources:
Demand deposits	5,050,329			2,852,851
Other liabilities	183,334			227,628
Discount on zero-coupon convertible subordinated notes (6)	—			671
SVBFG stockholders’ equity (6)	1,022,701			695,301
Noncontrolling interests (7)	314,582			281,487
Portion used to fund interest-earning assets	(5,578,965)			(3,154,980)

Total liabilities and total equity	$10,935,172			$7,153,713

Net interest income and margin (6)		$281,678	3.79%		$273,865	5.85%

Total deposits	$8,427,175			$4,635,374

Average SVBFG stockholders’ equity as a percentage of average assets			9.35%			9.72%

Reconciliation to reported net interest income:

Adjustments for taxable equivalent basis		(1,668)			(1,680)

Net interest income, as reported		$280,010			$272,185

*	Certain amounts have been revised to reflect the correction of immaterial errors associated with previously recognized gains and losses on foreign exchange contracts, which is included under other noninterest income. Refer to “Changes to Prior Period Balances” section below for more details. Amounts for the nine months ended September 30, 2008 have been revised.

(1)	Includes average interest-bearing deposits in other financial institutions of $179.0 million and $90.7 million for the nine months ended September 30, 2009 and 2008, respectively. For the nine months ended September 30, 2009, balance also includes $2.9 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Average investment securities of $481.1 million and $369.0 million for the nine months ended September 30, 2009 and 2008, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

(6)	Balances for all periods presented reflect our adoption of ASC 470-20 (formerly known as FSP APB 14-1). Refer to “Long-Term Debt” discussion for more details. Amounts for the nine months ended September 30, 2008 have been retrospectively adjusted.

(7)	Our 2009 adoption of new accounting standards (ASC 810-10-65, formerly known as SFAS No. 160) required us to reclassify our presentation of noncontrolling interests.

(Losses) Gains on Derivative Instruments, Net

	Three months ended					Nine months ended
				% Change
(Dollars in thousands)	September 30, 2009	June 30, 2009	September 30, 2008	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008	% Change
Gains (losses) on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net (1)	$360	$448	$561	(19.6)%	(35.8)%	$1,304	$1,767	(26.2)%
(Losses) gains on internal foreign exchange forward contracts, net (2)	(128)	(4,479)	4,452	(97.1)	(102.9)	(2,664)	1,985	NM

Total gains (losses) on foreign exchange forward contracts, net	232	(4,031)	5,013	(105.8)	(95.4)	(1,360)	3,752	(136.2)
Change in fair value of interest rate swap (3)	—	—	(10)	—	(100.0)	(170)	376	(145.2)
Gains on covered call options, net (4)	—	—	24	—	(100.0)	—	402	(100.0)
Equity warrant assets:
(Losses) gains on exercise, net	(506)	(42)	1,130	NM	(144.8)	(338)	6,321	(105.3)
Change in fair value (5):
Cancellations and expirations	(1,170)	(1,276)	(950)	(8.3)	23.2	(3,644)	(1,895)	92.3
Other changes in fair value	354	2,502	1,265	(85.9)	(72.0)	3,389	4,523	(25.1)

Total net (losses) gains on equity warrant assets (6)	(1,322)	1,184	1,445	NM	(191.5)	(593)	8,949	(106.6)

Total (losses) gains on derivative instruments, net	$(1,090)	$(2,847)	$6,472	(61.7)%	(116.8)%	$(2,123)	$13,479	(115.8)%

NM- Not meaningful

(1)	Represents the net gains for foreign exchange forward contracts executed on behalf of clients.

(2)	Represents the change in the fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure risk related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded on the line item “Other” as part of noninterest income, a component of consolidated net income.

(3)	Represents the change in the fair value hedge of the junior subordinated debentures. In December 2008, our counterparty called this swap for settlement in January 2009. As a result, the swap is no longer designated as a hedging instrument.

(4)	Represents net gains on covered call options by one of our sponsored debt funds.

(5)	At September 30, 2009, we held warrants in 1,250 companies, compared to 1,285 companies at June 30, 2009 and 1,258 companies at September 30, 2008.

(6)	Includes net (losses) gains on equity warrant assets held by consolidated investment affiliates. Relevant amounts attributable to noncontrolling interests are reflected in the interim consolidated statements of income under the caption “Net (Income) Loss Attributable to Noncontrolling Interests”.

Net (Income) Loss Attributable to Noncontrolling Interests (1)

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Net interest (income) loss (2)	$(1)	$16	$(129)	$29	$(492)
Noninterest (income) loss (2)	(5,114)	6,153	(1,393)	32,946	(1,946)
Noninterest expense (2)	2,872	2,848	2,864	9,107	8,080
Carried interest (3)	(3)	(56)	351	(1,374)	1,803

Net (income) loss attributable to noncontrolling interests	$(2,246)	$8,961	$1,693	$40,708	$7,445

(1)	Our 2009 adoption of new accounting standards (ASC 810-10-65, formerly known as SFAS No. 160) required us to reclassify our presentation of noncontrolling interests.

(2)	Represents noncontrolling interests share in net interest income, noninterest income, and noninterest expense.

(3)	Represents the change in the preferred allocation of income we earn as general partners managing two of our managed funds of funds and the preferred allocation earned by the general partner entity managing one of our consolidated sponsored debt funds.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Nine months ended
(Shares in thousands)	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Weighted average common shares outstanding-basic	33,177	32,952	32,535	33,033	32,296
Effect of dilutive securities:
Stock options	495	126	994	215	998
Restricted stock awards and units	—	—	106	—	93
Zero-coupon convertible subordinated notes (1)	—	—	—	—	868
Warrants associated with zero-coupon convertible subordinated notes (1)	—	—	—	—	—
3.875% convertible senior notes (2)	—	—	143	—	—
Warrants associated with 3.875% convertible senior notes (2)	—	—	—	—	—
Warrant associated with Capital Purchase Program (3)	—	—	—	—	—

Total effect of dilutive securities	495	126	1,243	215	1,959

Weighted average common shares outstanding-diluted	33,672	33,078	33,778	33,248	34,255

(1)	The dilutive effect of our convertible subordinated notes was calculated using the treasury stock method based on our average share price and was dilutive at an average share price of $33.6277. The associated warrants were dilutive beginning at an average share price of $51.34. These notes and the associated warrants matured on June 15, 2008.

(2)	The dilutive effect of our convertible senior notes is calculated using the treasury stock method based on our average share price and is dilutive at an average share price of $53.04. The associated warrants are dilutive beginning at an average share price of $64.43. These notes are due on April 15, 2011 and the associated warrants expire ratably commencing on July 15, 2011.

(3)	The warrant associated with our participation in the CPP is dilutive beginning at an average share price of $49.78.

Credit Quality

	Period end balances at
(Dollars in thousands)	September 30, 2009	June 30, 2009	September 30, 2008
Nonperforming loans and assets:
Nonperforming loans:
Loans past due 90 days or more still accruing interest	$—	$55	$247
Nonaccrual loans	72,173	111,406	9,140

Total nonperforming loans	72,173	111,461	9,387
Other real estate owned	440	450	1,385

Total nonperforming assets	$72,613	$111,911	$10,772

Nonperforming loans as a percentage of total gross loans	1.54%	2.28%	0.18%
Nonperforming assets as a percentage of total assets	0.58	0.98	0.13
Allowance for loan losses	$86,713	$110,473	$60,290
As a percentage of total gross loans	1.85%	2.26%	1.13%
As a percentage of nonperforming loans	120.15	99.11	642.27
Allowance for loan losses for nonperforming loans	$23,356	$44,644	$5,943
As a percentage of total gross loans	0.50%	0.91%	0.11%
Allowance for loan losses for performing loans	$63,357	$65,829	$54,347
As a percentage of total gross loans	1.35%	1.35%	1.02%
Reserve for unfunded credit commitments (1)	$11,332	$11,266	$13,091
Total gross loans	4,692,498	4,886,040	5,323,323
Total unfunded credit commitments	4,794,463	4,963,654	5,619,021

(1)	The “Reserve for Unfunded Credit Commitments” is included as a component of “Other Liabilities”.

Average Client Investment Funds (1)

	Three months ended			Nine months ended
(Dollars in millions)	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Client directed investment assets	$10,644	$11,039	$12,948	$11,109	$12,819
Client investment assets under management	5,477	5,412	6,406	5,574	6,262
Sweep money market funds	—	—	2,682	75	2,692

Total average client investment funds	$16,121	$16,451	$22,036	$16,758	$21,773

(1)	Client Investment Funds are maintained at third party financial institutions.

Average client investment funds decreased by $329.0 million to $16.1 billion for the third quarter of 2009, compared to $16.5 billion for the second quarter of 2009, primarily due to a larger number of clients opting to be covered by FDIC insurance on deposits held in noninterest-bearing deposit accounts rather than invest in other options available in the current low interest rate environment.

Period-end total client investment funds were $16.4 billion at September 30, 2009, compared to $16.0 billion at June 30, 2009 and $21.5 billion at September 30, 2008.

Changes to Prior Period Balances

During the second quarter of 2009, we determined that we had incorrectly recognized certain gains and losses on foreign exchange contracts in prior periods. The cumulative pre-tax effect of the error was $6.2 million, or $3.8 million after-tax and is considered to be immaterial to the prior periods. As such, the affected prior period results have been revised. The table below highlights certain revised prior period items related to this revision and to the adoption of ASC 470-20 (formerly known as FSP APB 14-1):

	Three months ended									Year ended December 31, 2007
(Dollars in thousands, except per share amounts)	March 31, 2009	December 31, 2008		September 30, 2008		June 30, 2008		March 31, 2008
AS REVISED
Income Statement
Interest expense — borrowings	$8,181	$10,219		$12,517		$11,695		$12,536		$54,259
Other noninterest income	2,782	1,858		1,913		5,759		9,522		26,096
Income tax expense (benefit)	(2,448)	863		16,711		16,291		18,348		84,581
Net income (loss) attributable to SVBFG	(8,235)	114		25,918		21,014		27,240		120,329
Net income (loss) available to common stockholders	(11,771)	(593)		25,918		21,014		27,240		120,329
Earnings (loss) per common share — diluted	(0.36)	(0.02)		0.77		0.61		0.79		3.28
Fully Taxable Equivalent
Net interest income (fully taxable equivalent basis)	$92,083	$97,024		$95,206		$87,377		$91,283		$377,115
Net interest margin	3.97%	5.39%		5.70%		5.62%		6.27%		7.19%
Balance Sheet
Cash and due from banks	$3,360,199	$1,789,311		$371,425		$303,057		$301,888		$324,510
Total assets	10,955,015	10,018,280		8,070,315		7,310,010		6,897,163		6,692,171
Long-term debt	964,175	995,423		976,189		969,588		892,516		873,241
Additional paid-in capital	71,760	66,201		44,359		20,754		13,975		13,167
Retained earnings	697,956	709,726		710,321		684,404		663,963		669,459
ADJUSTMENTS DUE TO REVISION OF ERROR
Income Statement
Other noninterest income	$(1,971)	$(3,239)		$(1,309)		$578		$187		$(415)
Income tax expense (benefit)	(746)	(1,248)		(531)		215		65		(171)
Net income (loss) attributable to SVBFG	(1,225)	(1,991)		(778)		363		122		(244)
Net income (loss) available to common stockholders	(1,225)	(1,991)		(778)		363		122		(244)
Earnings (loss) per common share — diluted	(0.04)	(0.06)		(0.02)		0.01		—		(0.01)
Balance Sheet
Cash and due from banks	$(2,017)	$(2,085)		$(2,085)		$(2,085)		$(2,085)		$(889)
Total assets	(3,753)	(2,528)		(537)		241		(122)		(244)
Retained earnings	(3,753)	(2,528)		(537)		241		(122)		(244)
ADJUSTMENTS DUE TO ASC 470-20
Income Statement
Interest expense — borrowings	N/A	$525		$518		$1,068		$1,303		$5,091
Income tax expense (benefit)	N/A	(208)		(206)		(424)		(518)		(2,026)
Net income (loss) attributable to SVBFG	N/A	(317)		(312)		(644)		(785)		(3,065)
Net income (loss) available to common stockholders	N/A	(317)		(312)		(644)		(785)		(3,065)
Fully Taxable Equivalent
Net interest income (fully taxable equivalent basis)	N/A	$(525)		$(518)		$(1,068)		$(1,303)		$(5,091)
Net interest margin	N/A	(0.03	) %	(0.03	) %	(0.07	) %	(0.09	) %	(0.10	) %
Balance Sheet
Total assets	N/A	$(84)		$(93)		$(102)		$(18)		$(41)
Long-term debt	N/A	(5,217)		(5,757)		(6,290)		(673)		(2,013)
Additional paid-in capital	N/A	20,329		20,543		20,754		13,975		13,167
Retained earnings	N/A	(15,196)		(14,879)		(14,566)		(13,993)		(13,208)

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures (non-GAAP net income, non-GAAP noninterest income, non-GAAP net (losses) gains on investment securities, non-GAAP noninterest expense, and non-GAAP financial ratios) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

In particular, in this press release, we use certain non-GAAP measures that exclude from net income and certain other financial line items in certain periods:

•	Income and expense attributable to noncontrolling interests - As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of the funds that we are deemed to control or in which we have a majority ownership. Similarly, we are required under GAAP to consolidate the results of eProsper, of which we own 65 percent. The relevant amounts attributable to investors other than us are reflected under “Net (Income) Loss Attributable to Noncontrolling Interests.” Our net income available to common stockholders reported in that section includes only the portion of income or loss related to our ownership interest.

•	Non-tax deductible goodwill impairment charge of $4.1 million resulting from changes in our outlook for future financial performance of eProsper.

•	Non-tax deductible noninterest expense of $3.9 million related to the conversion premium value of certain of our zero-coupon convertible subordinated notes that were converted prior to their maturity.

In addition, in this press release, we use certain non-GAAP financial ratios that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP:

•

Tangible common equity to tangible assets ratio – This ratio is not required by GAAP or applicable bank regulatory requirements, and is used by management to evaluate the adequacy of the Company’s capital levels. Our ratio is calculated by dividing total SVBFG stockholder’s equity, by total assets, after reducing both amounts by acquired intangibles and goodwill. The manner in which this ratio is calculated varies among companies. Accordingly, our ratio is not necessarily comparable to similar measures of other companies.

•

Non-GAAP operating efficiency ratio – This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense (excluding goodwill and the Coco Loss for applicable periods) by total taxable equivalent income, after reducing both amounts by taxable equivalent losses (income) attributable to noncontrolling interests for applicable periods.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests, where indicated, or certain items that do not occur in every reporting period, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirement. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial table below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

SVB FINANCIAL GROUP AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(Unaudited)

	Three months ended			Nine months ended
(Dollars in thousands, except share amounts)	September 30, 2009	June 30, 2009	September 30, 2008 *	September 30, 2009	September 30, 2008 *
Net income available to common stockholders	$20,608	$7,793	$25,918	$16,630	$74,172
Impairment of goodwill (1)	—	—	—	4,092	—
Loss from cash settlement of conversion premium of zero-coupon convertible subordinated notes (2)	—	—	—	—	3,858

Non-GAAP net income available to common stockholders	$20,608	$7,793	$25,918	$20,722	$78,030

Weighted average diluted common shares outstanding	33,672,491	33,078,367	33,778,095	33,247,740	34,255,320

*	Certain amounts have been revised to reflect the correction of immaterial errors associated with previously recognized gains and losses on foreign exchange contracts. Refer to “Changes to Prior Period Balances” section for more details. Amounts for the three and nine months ended September 30, 2008 have been revised.

(1)	Non-tax deductible goodwill impairment charge for eProsper recognized in the first quarter of 2009.

(2)	Represents the portion of the conversion payment that exceeded the principal amount related to a conversion of $7.8 million of our zero-coupon convertible subordinated notes, which we settled in cash in the second quarter of 2008. This non-tax deductible loss did not have any impact on our tax provision.

	Three months ended			Nine months ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	September 30, 2009	June 30, 2009	September 30, 2008 *	September 30, 2009	September 30, 2008 *
GAAP noninterest income	$34,307	$28,275	$40,438	$57,001	$126,705
Less: income (losses) attributable to noncontrolling interests, including carried interest	5,117	(6,097)	1,042	(31,572)	143

Non-GAAP noninterest income, net of noncontrolling interests	$29,190	$34,372	$39,396	$88,573	$126,562

*	Certain amounts have been revised to reflect the correction of immaterial errors associated with previously recognized gains and losses on foreign exchange contracts. Refer to “Changes to Prior Period Balances” section for more details. Amounts for the three and nine months ended September 30, 2008 have been revised.

	Three months ended			Nine months ended
Non-GAAP net (losses) gains on investment securities, net of noncontrolling interests (Dollars in thousands)	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
GAAP net gains (losses) on investment securities	$3,905	$(6,750)	$(876)	$(37,890)	$(4,949)
Less: gains (losses) on investment securities attributable to noncontrolling interests, including carried interest	4,880	(6,933)	1,220	(32,491)	(227)

Non-GAAP net (losses) gains on investment securities, net of noncontrolling interests	$(975)	$183	$(2,096)	$(5,399)	$(4,722)

	Three months ended			Nine months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
GAAP noninterest expense	$79,807	$89,012	$80,431	$255,959	$251,057
Less: amounts attributable to noncontrolling interests	2,872	2,848	2,864	9,107	8,080
Less: loss from cash settlement of conversion premium of zero-coupon convertible subordinated notes	—	—	—	—	3,858
Less: impairment of goodwill	—	—	—	4,092	—

Non-GAAP noninterest expense, net of noncontrolling interests	$76,935	$86,164	$77,567	$242,760	$239,119

GAAP taxable equivalent net interest income	$97,361	$92,235	$95,206	$281,678	$273,865
Less: income (losses) attributable to noncontrolling interests	1	(16)	129	(29)	492

Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	97,360	92,251	95,077	281,707	273,373
Non-GAAP noninterest income, net of noncontrolling interests	29,190	34,372	39,396	88,573	126,562

Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$126,550	$126,623	$134,473	$370,280	$399,935

Non-GAAP operating efficiency ratio	60.79%	68.05%	57.68%	65.56%	59.79%

Non-GAAP non-marketable securities, net of noncontrolling interests (Dollars in thousands)				September 30, 2009	June 30, 2009
GAAP non-marketable securities				$507,880	$478,694
Less: noncontrolling interests in non-marketable securities				296,011	285,127

Non-GAAP non-marketable securities, net of noncontrolling interests				$211,869	$193,567

Non-GAAP tangible common equity and tangible assets (Dollars in thousands, except ratios)			September 30, 2009	June 30, 2009	September 30, 2008 *
GAAP SVBFG stockholders’ equity			$1,067,377	$1,019,219	$735,779
Less:
Preferred stock			223,009	222,391	—
Goodwill			—	—	4,092
Intangible assets			697	774	1,213

Tangible common equity			$843,671	$796,054	$730,474

GAAP Total assets			$12,538,603	$11,465,887	$8,070,315
Less:
Goodwill			—	—	4,092
Intangible assets			697	774	1,213

Tangible assets			$12,537,906	$11,465,113	$8,065,010

Risk-weighted assets			$7,376,398	$7,549,912	$7,867,334
Tangible common equity to tangible assets			6.73%	6.94%	9.06%
Tangible common equity to risk-weighted assets			11.44	10.54	9.28

*	Certain amounts have been revised to reflect the correction of immaterial errors associated with previously recognized gains and losses on foreign exchange contracts. Refer to “Changes to Prior Period Balances” section for more details. Amounts for September 30, 2008 have been revised.